EXHIBIT 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT (“First Amendment”) to Employment Agreement dated as of August 16, 2007 (“Employment Agreement”) is made on the 27th  day of June, 2008 between Burlington Coat Factory Warehouse Corporation, a Delaware corporation (hereinafter the “Company” or the “Corporation”), and Todd Weyhrich (“Executive”).

WHEREAS, the Company and the Executive desire to amend the Employment Agreement on the terms and conditions hereinafter contained;

NOW, THEREFORE, it is agreed as follows:

1           Section 2 (b) of the Employment Agreement is hereby deleted and replaced with the following new Section 2(b):

(b)  During the Employment Period, Executive shall serve as the Executive Vice President and Chief Financial Officer of the Company and shall perform the normal duties, responsibilities and functions of such an executive officer of a company of a similar size and type and shall have such power and authority as shall reasonably be required to enable Executive to perform Executive’s duties hereunder, subject to the power and authority of the Board to expand or limit such duties, responsibilities, functions, power and authority and to overrule actions of officers of the Company in a manner consistent with the traditional responsibilities of such office.

2.           Section 3(a) of the Employment Agreement is hereby deleted and replaced with the following:

(a)  Effective retroactively to November 3, 2007 and continuing during the Employment Period, Executive’s base salary shall be a minimum of Four Hundred Fifty Thousand Dollars ($450,000.00) per annum (as increased or decreased in accordance with this Agreement from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).  Executive’s Base Salary will be subject to annual review and increase or decrease (but not below the Base Salary in effect on the date of this First Amendment) by the Board during the Employment Period.

3.           The amount in Section 3(b)(ii) is hereby deleted and replaced with Two Hundred Twelve Thousand Dollars ($212,000.00).  In addition, the last two sentences of Section 3(b) of the Employment Agreement are hereby deleted and replaced with the following:

“…Such bonus shall be in lieu of direct participation in the Senior Management Bonus Plan for the first year of employment and will be payable to Executive at the same time bonus is payable to other senior management under the Senior Management Bonus Plan for the Company’s fiscal year ending May 31, 2008 but in no event later than June 30, 2008.  For each fiscal year thereafter, Executive will participate in the Senior Management Bonus Plan to the same extent as other members of senior management at a comparable level of the Corporation and with a target bonus not less than Fifty Percent (50%) of Base Salary paid to Executive for the fiscal year of the Company to which the bonus relates.”

4.           The final clause of the first sentence of Section 3(h) is hereby deleted and replaced with the following:  “reasonable housing accommodations for Executive and his family including all direct housing costs subject to the approval of the chief executive officer; provided, however, that direct rental costs shall not exceed $3,000.00 per month.  The “Home Loss Protection Amount” (as defined in clause (C) of Section 3(h) of the Employment Agreement is hereby modified to be an amount not to exceed One Hundred Seventy-five Thousand Dollars ($175,000.00).

5.           The sentence in Section 3(h) of the Employment Agreement requiring Executive to wait until after the first anniversary of his Commencement date to seek reimbursement pursuant to the provisions thereof is hereby deleted, and Executive shall be entitled to seek reimbursement for amounts covered thereby at any time or, in the alternative, request the Company to make direct payments thereof to third parties.

6.           During the term of Executive’s employment with the Company, the Company shall provide Executive with the use of an automobile with an approximate value of Fifty Thousand Dollars ($50,000.00).  Such automobile shall be replaced with a new model of comparable make and model from time to time in accordance with Company policy then in effect.  The Company shall be responsible for all costs and expenses incurred in operation, maintenance, insurance and repair of such automobile.

7.           Except as modified hereby or inconsistent herewith, all other terms, covenants and conditions of the Employment Agreement are hereby confirmed and ratified.

IN WITNESS WHEREOF, the Company and the Executive have executed this FIRST AMENDMENT on the day and year first above written.

Burlington Coat Factory Warehouse Corporation

By:	/s/ Paul Tang
Name:	Paul Tang

By:	/s/ Todd Weyhrich
Name:	Todd Weyhrich